Exhibit 99.(r)(1)
Exhibit 99.(r)(2)
CIM

CIM Capital, LLC and its Relying Advisers
CIM Capital IC Management, LLC
CIM Capital SA Management, LLC
CIM Real Assets and Credit Fund

Code of Ethics
January 12, 2026
Internal Use Only

CIM

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CODE OF ETHICS

1    GENERAL

A.INTRODUCTION
The Code of Ethics (the “Code”) has been adopted by CIM Capital, LLC, and its relying advisers (CIM Capital Controlled Company Management, LLC, CIM Capital RE Debt Management, LLC, CIM Capital Real Property Management, LLC, and CIM Capital Securities Management, LLC), CIM Capital IC Management, LLC, CIM Capital SA Management, LLC (collectively “CIM Advisor” or the “Firm”) and CIM Real Assets & Credit Fund (“RACR”), a closed-end fund registered under the Investment Company Act of 1940, as amended (“40 Act”), which is managed by CIM Advisor, in order to establish applicable policies, guidelines and procedures that promote ethical practices and conduct by all CIM Advisor Supervised Persons and that prevent violations of applicable law, including the Advisers Act of 1940, as amended (“Advisers Act”) and the 40 Act.1 This Code is available to all Supervised Persons on CIM Advisor’s compliance portal and CIM’s intranet. All Supervised Persons must certify at least annually (and at such other times that a Compliance Officer may request) that they have read, understand, and agree to abide by the Code. Refer to Appendix A for defined terms used throughout the Code.
The Code is designed to address conflicts of interest that may arise in an employee’s personal dealings as well as those on behalf of the Firm and its Advisory Clients.
CIM Advisor requires that all Supervised Persons of CIM Advisor observe the applicable standards of care set forth in these policies and not seek to evade the provisions of the Code in any way, including through indirect acts by Related Persons or other associates.
Temporary employees and consultants will generally be deemed a Supervised Person if the employee’s or consultant’s engagement exceeds ninety (90) calendar days and the employee otherwise meets the definition of Supervised Persons, as determined by the Compliance Department.
All activities involving the RACR are subject to the 40 Act and the policies and procedures adopted by the RACR in connection therewith as set forth in the Rule 38a-1 Compliance Manual (“38a-1 Manual”) for RACR. The obligations set forth in the Code and the 38a-1 Manual are in addition to and not in lieu of the policies and procedures set forth in the Employee Handbook of CIM Group (“CIM”) and any other Compliance Policies adopted by CIM Advisor with respect to the conduct of its business.

1 The Code is adopted by CIM Advisor and RACR pursuant to and in accordance with the requirements of Rules 204A-1 and 206(4)-7 under the Advisers Act and Rules 17j-1 and 38a-1 under the 40 Act.

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B.STATEMENT OF STANDARDS OF BUSINESS CONDUCT
As a fundamental mandate, CIM Advisor and RACR demand the highest standards of ethical conduct and care from all Supervised Persons and RACR Directors. Supervised Persons and RACR Directors must abide by this basic business standard and must not take inappropriate advantage of their position with the Firm or RACR.
Supervised Persons are under a duty to exercise their authority and responsibility for the primary benefit of CIM’s Advisory Clients, including RACR, and the Firm, and they may not have outside interests or engage in activities that inappropriately conflict with the interests of the Firm or its Advisory Clients, including RACR. Examples of such conflicts include:
Engaging a service provider on behalf of Advisory Clients or the Firm in which an employee or their Related Person(s) has a financial interest
Accepting extravagant or frequent gifts or entertainment from a current or potential service provider to the Firm or RACR
Making charitable contributions at the request of a prospective Advisory Client when the Advisory Client will directly benefit from such contributions
Contributing to the election campaign of a government official or candidate who has, or will have if elected, the authority to appoint pension plan board members who are responsible for selecting investment advisers for such pension plan
Taking advantage of your position with the Firm or RACR by using knowledge of the Firm’s actual or anticipated Advisory Client trades to benefit your own personal trading (e.g., front running)
Knowingly purchasing an interest in a property that the Firm or a RACR is targeting for investment
Assuming an outside position with a company that competes with the Firm
The above list of examples is not exhaustive, and Supervised Persons, are responsible for assessing the unique facts and circumstances of engaging in activities that may result in or be perceived as a potential conflict. Consult with CIM Advisor’s Legal and/or Compliance Department prior to engaging in any such activities.
Each Supervised Person must avoid circumstances or conduct that adversely affect or that appear to adversely affect CIM Advisor or its Advisory Clients, including RACR. Each RACR Director must avoid circumstances or conduct that adversely affect or that appear to adversely affect RACR. Every Supervised Person and RACR Director must comply with applicable federal securities laws and must report suspected violations of the Code to a Compliance Officer. CIM Advisor strictly prohibits retaliation against any individual reporting suspected violations, who, in good faith, seeks help or reports known or suspected violations, including individuals who assist in making a report or who cooperate in an investigation.

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C.GENERAL GUIDELINES
1.Supervised Persons and RACR Directors may not employ any device, scheme or artifice to defraud RACR or any Advisory Client, make any untrue statement of a material fact to RACR or another Advisory Client, or omit to state a material fact necessary in order to make the statements not misleading, engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon RACR or another Advisory Client, engage in any manipulative practice with respect to RACR or another Advisory Client, or engage in any manipulative practice with respect to Securities, including price manipulation.
2.Except with the prior approval of a Compliance Officer, in consultation with a Supervised Person’s supervisor and/or Senior Management, a Supervised Person may not act as a director, officer, general partner, managing member, principal, proprietor, consultant, agent, representative, trustee, or employee of any unaffiliated public or private entity or business other than RACR, CIM Advisor or an Affiliate of CIM Advisor.
3.All Supervised Persons must disclose to CIM Advisor any interests they may have in any entity that is not affiliated with RACR or CIM Advisor and that has a known business relationship with RACR, CIM Advisor or an Affiliate of CIM Advisor.
4.Except with the prior approval of a Compliance Officer, and as specifically permitted by law, Supervised Persons may not have a material direct or indirect interest (e.g., as principal, co-principal, agent, member, partner, or material shareholder or beneficiary) in any transaction that conflicts with the interests of CIM Advisor or its Advisory Clients.
5.Access Persons and their Related Persons are required to preclear and obtain Compliance approval before transacting in any Reportable Security, except for certain ETF securities noted in Section 2.B.1.
6.Supervised Persons are prohibited from trading in a Security in close proximity to an actual, planned or pending trade of such Security on behalf of an Advisory Client (i.e., front running).
7.Supervised Persons, except in the course of the rightful exercise of their job responsibilities, must not reveal to any other person, information regarding any Advisory Client or any Investment being considered, recommended or executed on behalf of any Advisory Client.
8.RACR Directors, except in the course of the rightful exercise of their responsibilities, must not reveal to any other person, information regarding RACR, or any Investment being considered, recommended, or executed on behalf of RACR.
9.Supervised Persons, unless granted an exception from Compliance, are prohibited from recommending the purchase or sale of an Investment by an Advisory Client in which any Supervised Person holds an interest including, without limitation:
Any direct or indirect beneficial ownership of over 5% of such Investment
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Any contemplated transaction by such person in such Investment
Any present or proposed relationship with respect to such Investment
10.Supervised Persons must not engage in insider trading (as described in Section 3, Inside Information Policy), whether for their own benefit or for the benefit of others.
11.Supervised Persons and RACR Directors must not communicate material nonpublic information (“MNPI”) to anyone unless it is properly within their duties to do so.
12.Supervised Persons shall complete a compliance questionnaire (the “Regulatory Compliance Disclosure”) prior to employment and/or becoming a Supervised Person and annually thereafter via the Firm’s compliance portal. Supervised Persons must supplement the Regulatory Compliance Disclosure as necessary to reflect any material changes between annual filings and must immediately notify the Compliance Department if any of the conditions addressed in the Regulatory Compliance Disclosure become applicable to such Supervised Person.
13.Supervised Persons must avoid any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.
14.Access Persons are required to disclose to a Compliance Officer the existence of any account that has the ability to hold any Reportable Securities (e.g., brokerage or trading accounts and IRAs) as well as the account’s holdings, immediately upon commencement of employment (which shall include the accounts and holdings of the Access Person’s Related Persons), and in no case later than ten (10) calendar days beyond the date the person became an Access Person. Such Accounts must be disclosed even if they contain a zero balance or Exempt Securities only. Access Persons are required to disclose accounts that are Managed Accounts; however, disclosing the holdings of such Managed Accounts is not required. With limited exceptions provided herein, Access Persons are also required to maintain accounts only with Approved Brokers, as defined below, which have contracted to provide holdings and transaction reporting to a Compliance Officer on the Firm’s compliance portal. Access Persons must confirm the accuracy and completeness of the information so provided to the Firm on a quarterly and annual basis. Initial and annual reports must disclose the existence of all accounts, even if none of those accounts at the time hold a Reportable Security.
15.The intentional creation, transmission or use of false rumors is inconsistent with the Firm’s commitment to high ethical standards and may violate the antifraud provisions of the Advisers Act, among other securities laws of the United States. Accordingly, no Supervised Person may maliciously create, disseminate, or use false rumors. This prohibition covers oral and written communications, including the use of electronic communication media such as email, PIN messages, instant messages, tweets, text messages, blogs, and chat rooms. Because of the difficulty identifying “false” rumors, the Firm discourages Supervised Persons from creating, passing, or using any rumor.

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D.PERIODIC COMPLIANCE REPORTING AND TRAINING
Each Supervised Person must complete all assigned compliance certifications, disclosures, training, and other requirements within prescribed deadlines, as provided by the Compliance Department (“Compliance Due Date”). Absent an exemption granted by a Compliance Officer in advance of the Compliance Due Date, failure to complete such items by the Compliance Due Date will likely constitute a violation of this Code and may result in the imposition of sanctions.
The Compliance Department also presents and/or coordinates mandatory training on this Code at least biennially and may provide mandatory or voluntary training on the Code or other Firm policies at such other times as the Compliance Department deems appropriate. Failure to attend or complete mandatory training sessions, unless excused in writing by a Compliance Officer, will likely constitute a violation of this Code and the imposition of sanctions. The Compliance Department maintains an attendance or completion list, as appropriate, of all Supervised Persons assigned such training sessions.

E.ACKNOWLEDGMENT
Supervised Persons must certify, upon commencement of employment and/or first becoming a Supervised Person, at least annually thereafter, and at such other times as a Compliance Officer may determine, that they have read, understand, are subject to, and have complied with the Code. Supervised Persons who have any questions about the applicability of the Code in a particular situation should promptly consult with a Compliance Officer.

F.REPORTING AND SANCTIONS
While compliance with the provisions of the Code is anticipated, Supervised Persons should be aware that, in response to any violations, the Firm or RACR, as applicable, shall take any action deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, verbal or written warnings, the reversal of trades, reallocation of trades to client accounts, disgorgement of profits, suspension or termination of personal trading or investment privileges, reduction in bonus or bonus opportunity, payment by the Supervised Person of a monetary fine to a recognized charitable organization of the Supervised Person’s choice, or, in more serious cases, suspension or termination of employment and/or the making of any civil or criminal referral to the appropriate governmental authorities.
Supervised Persons are required to promptly report any violation(s) of this Code, or the Compliance Policies adopted by CIM Advisor, or the Rule 38a-1 Manual adopted by RACR (collectively, “Compliance Policies”), or any activity that may adversely affect the Firm’s or RACR’s business or reputation, to a Compliance Officer. The Compliance Department shall maintain a record of all violations of the Code or other Compliance Policies and any corrective actions taken. Supervised Persons are encouraged to report any concerns or problems to their supervisor, however, CIM has also established a third-party confidential hotline that enables employees to report any incident on a confidential and anonymous basis. Reporting is further outlined in the Whistleblower Policy. All activities reported by Supervised Persons will be treated confidentially and anonymously (to the extent reasonably practicable) to encourage Supervised Persons to come forward with perceived problems. The Firm and RACR are committed to a full, unbiased review of any matters raised.
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The Firm and RACR prohibit retaliation against any such employee who, in good faith, seeks help or reports known or suspected violations, including Supervised Persons who assist in making a report or who cooperate in an investigation. Any Supervised Person who engages in retaliatory conduct will be subject to disciplinary action, up to and including termination of employment.

G.ADDITIONAL RESTRICTIONS AND WAIVERS BY CIM ADVISOR
From time to time, a Compliance Officer, may determine that it is in the best interests of the Firm or RACR to subject certain Supervised Persons or other persons (i.e., consultants and third- party service providers) to restrictions or requirements in addition to those set forth in the Code. In such cases, the affected persons will be notified of the additional restrictions or requirements and will be required to abide by them as if they were included in the Code. In addition, under extraordinary circumstances, a Compliance Officer may grant a waiver of certain of these restrictions or requirements contained in the Code on a case-by-case basis; any such waiver must be granted in writing.
Any material waiver of the requirements of the Code for RACR Directors may be made only by the respective RACR board of directors or a committee of the board and must be promptly disclosed to shareholders of RACR as required by law or relevant exchange rule or regulation.
The Compliance Department shall maintain a log of all requests for exceptions and waivers and the determinations made with respect to such requests.

H.REVIEW BY THE BOARD OF DIRECTORS OF RACR
The Chief Compliance Officer of RACR (“RACR CCO”) prepares a written report to be considered by the board of directors of RACR (1) quarterly, that identifies any violations of the Code with respect to RACR requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually, that (a) describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon RACR and/or CIM Advisor’s experience under the Code, then-prevailing industry practices, or developments in applicable laws or regulations, and (c) certifies that RACR and CIM Advisor have each adopted procedures reasonably designed to prevent violations of the Code, and of the federal securities laws in accordance with the requirements of the Advisers Act and the ’40 Act.
The board of directors of RACR is asked to approve any material changes to the Code within six(6) months after the adoption of such changes, based on a determination that the Code, as amended, contains policies and procedures reasonably designed to prevent violations of the federal securities laws.

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I.CCO REPORTING
The Chief Compliance Officer of CIM Advisor (“CCO”) prepares a written report to be considered by Senior Management no less than annually, that (a) describes any issues arising under the Code since the last written report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon CIM Advisor’s experience under the Code, then-prevailing industry practices, or developments in applicable laws or regulations.
The RACR CCO prepares a written report to be considered by the board of directors of RACR no less than annually, that (a) describes any issues arising under the Compliance Policies since the last written report, including, but not limited to, information about material violations of the Compliance Policies and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon RACR and/or CIM Advisor’s experience under the Compliance Policies, then-prevailing industry practices, or developments in applicable laws or regulations.

J.CCO AND COMPLIANCE OVERSIGHT
All requirements and prohibitions under this Code are likewise applicable to the CCO and all Compliance Department employees. For the purpose of addressing actual and perceived conflicts of interest and potential self-dealing, with the exception of potential transactions that are automatically precleared or denied through the Firm’s compliance portal (e.g., certain personal trades), any preclearance request submitted by a Compliance Department employee, excluding the CCO, must be reviewed and approved, as applicable, by another member of the Compliance Department. Preclearance requests of the CCO, with the exception of potential transactions that are automatically precleared or denied through the Firm’s compliance portal, must be reviewed and approved, as applicable, by the Chief Legal Officer (“CLO”). Under no circumstances should the CCO or any Compliance Department employee review their own report or approve their own preclearance request, or their direct supervisor’s preclearance request.
Potential Code violations by the CCO or a Compliance Department employee must be reviewed by the CLO and CCO, respectively. If it is determined that a violation occurred, the CCO or employee will be subject to the applicable sanction(s) under the Code.

K.CONFLICT WITH EMPLOYEE HANDBOOK
Where this Code addresses policies that are also addressed in other corporate policies or in the Employee Handbook of CIM or another Affiliate by whom a Supervised Person is employed, the policies herein are intended to augment, and not to supersede or replace, the relevant corporate or Employee Handbook policies. In the event of any conflict that would prohibit a Supervised Person from complying with both sets of policies, the Supervised Person should address the conflict to a Compliance Officer.

L.CONFIDENTIALITY POLICY
Supervised Persons will be given access to and become acquainted with highly confidential information about the Firm such as its financial information, business plans and strategies,
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investment strategies and opportunities, affiliated companies and internal policies and practices, as well as information relating to past, current, and prospective Advisory Clients. Such information must not be disclosed or discussed with anyone other than CIM employees under any circumstance, and only on a need-to-know basis, unless otherwise permitted by the Legal or Compliance Department.
Although, we do encourage employees to report any concerns, suspected violation(s) of our various codes of conduct, any activity that may adversely affect the Firm’s business or reputation, any ESG-related concerns or violations, or any other inappropriate conduct to their supervisor, Compliance, or Legal. There may be times where employees may not feel comfortable voicing these concerns or problems to them. If employees desire or need to report a violation or misconduct, they can do so by reaching out to the EthicsPoint hotline. Please refer to the Whistleblower policy for additional information on providing confidential information.
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2PERSONAL INVESTMENT POLICY

A.INTRODUCTION
The Advisers Act, specifically Rule 204A-1, requires “Access Persons” of a registered investment adviser, such as CIM Advisor, to provide periodic reports regarding transactions and holdings in “Reportable Securities” (see definition in Appendix A) beneficially owned by the Access Person. Rule 17j-1 under the 40 Act requires similar reports for Access Persons of RACR.
The purpose of this Personal Investment Policy and related procedures is to advise Access Persons of their ethical and legal responsibilities with respect to Securities transactions that may involve (i) possible conflicts of interest with Advisory Clients, including RACR, and (ii) the possession and use of material nonpublic information. It is a violation of the Code for any Access Person to use their knowledge concerning a trade, pending trade, or contemplated trade or investment by RACR or any other Advisory Client to profit personally, directly, or indirectly, as a result of such transaction, including by purchasing or selling such Securities.
All Supervised Persons are generally considered Access Persons of CIM Advisor and all Access Persons of CIM Advisor are considered to be Access Persons of RACR. Disinterested Directors of RACR are also considered Access Persons of RACR, but are generally exempt from Recordkeeping, Reporting, and Statement of Restrictions requirements of Access Persons included in this Code, except as described in Section 2.D below.

B.PRECLEARANCE AND REPORTING REQUIREMENTS
Under the Advisers Act and the 40 Act, CIM Advisor and RACR are required to keep records of transactions in Securities in which Access Persons have Beneficial Ownership or a direct or indirect Beneficial Interest. In most cases, determining whether an Access Person or their Related Person has Beneficial Ownership of, or a Beneficial Interest in, an account that has the ability to hold Reportable Securities is a straight- forward process. It is, however, important to note that, in some cases, an owner of an equity interest in an entity may be charged with Beneficial Ownership of the assets of that entity. In general, equity holders are not deemed to have Beneficial Ownership of Securities held by an entity that is not “controlled” by them or in which they do not have or share investment control over the entity’s portfolio. Because the determination of whether an equity holder controls an entity or its investment decisions can be complicated, Access Persons are encouraged to seek guidance from a Compliance Officer. To the extent such guidance is not sought, any failure by an Access Person to properly identify all accounts will be treated as a violation of the Code.

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1.Preclearance of Reportable Securities

You must preclear all transactions in Reportable Securities, subject to certain exceptions explained below, in Non-Managed Accounts by you and/or your Related Persons.
Reportable Securities include but are not limited to the following. Please see Appendix A for a complete list and definitions.

oPublicly Listed Stocks
oExchanged Traded Funds (ETFs)*
oDerivatives (e.g., Puts, Calls, Straddle, Options)**
oCorporate Bonds and Notes
oMunicipal bonds
oExchanged Traded Notes (ETNs)
oInitial Public Offerings (IPO) and Initial Coin Offerings (ICO)
oPrivate Placements
oAffiliated Securities

*If an ETF qualifies as a Diversified ETF at the time of the transaction, it is excluded from the preclearance requirement. For the purpose of this Code, a Diversified ETF is defined as an ETF in which no single underlying issuer represents 20% or more of the ETF’s total assets. Diversified ETF transactions and holdings, like other Reportable Securities, must still be reported quarterly and annually, respectively, during the certification process.

For example: An ETF that tracks the S&P 500 Index would be considered a Diversified ETF and is excluded from the preclearance requirement. A single stock ETF designed to track the performance of a single underlying issuer is not considered a Diversified ETF and is subject to the preclearance requirement.

** Derivatives on Diversified ETFs are also excluded from the preclearance requirement.

Access Persons and their Related Persons are responsible for conducting the appropriate review to determine whether an ETF qualifies as a Diversified ETF. Please contact the Compliance Department for further clarification if there are questions.

•Preclearance of Exchange-Traded Reportable Securities
Access Persons and their Related Persons must preclear all transactions in publicly traded Reportable Securities in Non-Managed Accounts. Access Persons and their Related Persons are responsible for reviewing the list of Reportable Securities in Appendix A and determining whether their transaction requires preclearance. Preclearance requests must be made through the Firm’s compliance portal.
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Preclearance authorization for publicly traded Reportable Securities is effective until the next market close following the approval, unless explicitly extended or revoked by a Compliance Officer. If the approved transaction is not completed by the next close of market trading, the Access Person must submit a new pre- approval request in the Firm’s compliance portal. Market close is determined by the exchange on which the security, selected by the Access Person, is traded.
For example:
oIf a trade is approved during market trading hours, the Access or Related Person will have until market close on the same day the approval was granted to complete the trade. If the approved transaction is not completed during market hours on the same day, a new preclearance request must be submitted.
oIf a trade is approved after market close, the Access or Related Person will have until market close on the following trading day to complete the trade.
Preclearance requests may be rejected for any reason a Compliance Officer deems appropriate, but requests related to personal securities trades that would violate the provisions of other sections of this Code, including but not limited to the Front Running, Restricted List, or Preclearance of Affiliated Securities and Investments sections below, will generally be rejected.

•Preclearance of Automatic Investment Plans (“AIPs”)
All Access Persons and their Related Persons interested in establishing automatic investments in Reportable Securities at regular intervals (“Automatic Investment Plans” or “AIPs”) should contact the Compliance Department prior to submitting an Automatic Investment Plan Preclearance Form – a sample of which is attached hereto as Appendix B. Examples of AIPs may include, but are not limited to, investments in Reportable Securities that are made according to a pre-determined schedule and dollar amount, stand-alone dividend reinvestment plans/programs or cash sweep accounts, subject to Compliance review and approval. Prior to commencing an AIP, Access Persons should contact the Compliance Department about the potential AIP. If the Compliance Department determines that the proposed plan is eligible to be considered an AIP, Access Persons must complete and submit the AIP Preclearance Form to the Compliance Department for formal approval. Once the AIP Preclearance Form is approved, the transactions executed as prescribed in the AIP do not need preclearance unless modified. Any modifications to the AIP require the AIP Form to be re-submitted to Compliance for approval. If the AIP is terminated, the Compliance Department is required to be notified.
Access Persons or Related Persons who obtain Securities of an issuer pursuant to an AIP that is later placed on the Restricted List may be “frozen in,” or prohibited from disposing of such Securities, until the issuer has been removed from the Restricted List.
Access Persons may find a copy of the AIP Preclearance Form on the Firm’s compliance portal or on the CIM Advisory Compliance page of CIM’s intranet site under StarCompliance Resources.

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•Preclearance of IPOs, ICOs, and Private Placements
All Access Persons and Related Persons must submit preclearance requests for all transactions in IPOs, ICOs and/or Private Placements. Preclearance requests shall be made through the Firm’s compliance portal. A record of such approval (or denial), and a brief description of the reasoning supporting such decision will be maintained in accordance with the recordkeeping requirements of the Advisers Act and the Company Act.

•Preclearance of Affiliated Securities and Investments
Access Persons and their Related Persons must obtain prior approval from Compliance to donate or transact in Affiliated Securities, whether for direct or indirect personal benefit, including, but not limited to, CIM Real Assets & Credit Fund (RACR), Creative Media & Community Trust Corporation (CMCT), OFS Capital Corporation (OFS), OFS Credit Company, Inc., and CIM Real Estate Finance Trust, Inc. (CMFT), Preclearance requests should be submitted through the Firm’s compliance portal. Approvals will generally be granted only during an open trading window. If the Affiliated Security is publicly traded, the approved transaction or contribution must be completed by the next market close following the approval, unless explicitly extended or revoked by a Compliance Officer. If such approved transaction or contribution is not completed by the close of market trading on the approval date, the Access Person must submit a new preclearance request through the Firm’s compliance portal prior to the close of any applicable trading window.

2.Reporting Requirements
The following personal Securities holdings and transaction reporting requirements have been adopted to enable CIM Advisor and RACR to satisfy their legal and regulatory requirements:
Within ten (10) calendar days of an employees’ start date and/or becoming an Access Person, every new Access Person shall submit to the Compliance Department, through the Firm’s compliance portal, the required information about any account that has the ability to hold any Reportable Securities (information must be current as of a date no more than forty-five (45) calendar days prior to the date the person becomes an Access Person);
By the Compliance Due Date and no later than thirty (30) calendar days after each quarter end, every Access Person is required to certify all accounts via the Firm’s compliance portal. Any updates to an Access Persons account(s) or those of their Related Persons must be entered in the Firm’s compliance portal within thirty (30) calendar days of opening or closing of such account.
By the Compliance Due Date and no later than thirty (30) calendar days after each quarter end, Access Persons are required to certify, via the Firm’s
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compliance portal, all transactions in Reportable Securities in Non-Managed Accounts, as recorded by the system during the quarter.
By the Compliance Due Date and no later than forty-five (45) calendar days following the end of each calendar year (i.e., February 14), Access Persons are required to certify, via the Firm’s compliance portal, such Access Persons’ account(s) and Reportable Securities holdings in all Non-Managed Accounts and those of their Related Persons as of year-end, including Reportable Securities holdings held in Automatic Investment Plans. Any holdings in Reportable Securities in a Non-Managed Account or an Automated Investment Plan, not already reflected within the Firm’s compliance portal, should be reported separately by the Access Person.

3.Approved Brokers
“Non-Managed Accounts” investment accounts in which the employee has the ability to hold and transact in Reportable Securities must be held at an “Approved Broker”. Within sixty (60) calendar days of an employees’ start date, every new Access Person must transfer all accounts controlled or invested by the Access Person or their Related Persons to an Approved Broker. Any new Non-Managed Accounts must also be held at an Approved Broker. The list of Approved Brokers can be found in the Document Library of the Firm’s Compliance portal accessed from the CIM Managed Bookmarks. Holdings and transactions in Reportable Securities are then reported via electronic feed directly into the compliance portal. Any exception to this Approved Broker policy must be approved by a Compliance Officer.

4.Determining which Accounts to Disclose
Access Persons must disclose any investment account (i.e., Non-Managed and Managed Accounts) held at an investment firm by an Access Person or their Related Person that can hold Reportable Securities. Exceptions include accounts that can only hold open-end mutual funds (e.g., certain 401K plans, 529 plans). Please reach out to the Compliance Department for further clarification if there are questions.

5.Managed Accounts
The Firm recognizes that it may be impossible or impractical for accounts that are controlled or invested on a fully discretionary basis by a third party, such as an investment adviser or broker (“Managed Accounts”), to comply with the Preclearance and Reporting Restrictions and Statement of Restrictions sections of the Code. Therefore, Managed Accounts are exempted from such procedures, provided that Access Persons cede any and all control over investment decisions for the account (other than general asset class and objectives guidelines) to such third party and does not communicate with such person with respect to individual transactions for the account. Special rules apply with respect to whether Access Persons “control” the investment decisions of an entity in which they invest; guidance from a Compliance Officer should be sought in such instances.
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The Firm requires that general information regarding Managed Accounts, including broker, account title, account number, and the status of the account, be reported through the Firm’s compliance portal. Access Persons must also provide the Compliance Department with a Managed Account letter(s) promptly after disclosure of a Managed Account and certify to the continued “managed” status of the account(s) on a quarterly basis.

6.Non-Transferable Accounts
The Firm recognizes that it may be impossible or impracticable for certain types of Non- Managed Accounts, such as 401(k) accounts with other employers or an account pledged to secure a personal loan, to be transferred to an Approved Broker. A Compliance Officer may exempt any such Non-Managed Account from the Approved Broker procedures set forth above, provided that the Access Person shall be responsible for reporting holdings of Reportable Securities (i.e. employer shares) in such account as set forth above and complying with the Statement of Restrictions section of the Code with respect to such Non-Managed Accounts.
The Firm requires that all such “non-transferable” Non-Managed Accounts be reported to the Compliance Department so that an exemption may properly be granted. General information regarding such accounts must be reported through the Firm’s compliance portal. A Compliance Officer may, as a condition to exempting such accounts, require copies of account statements, a certification from the Access Person, or such other information as such Compliance Officer deems prudent.

7.Transactions Subject to Review
Transactions and holding information reported via the Firm’s compliance portal, will be reviewed by a Compliance Officer, and compared against the investments made or considered by each of the Advisory Clients. Such review and comparison will be designed to evaluate compliance with the Code and further, to determine whether there have been any violations of applicable law.

C.STATEMENT OF RESTRICTIONS

1.Restricted List
No Access Person or Related Person may make a Personal Securities Trade in any non- Managed Account, in the Securities of an issuer, a Security whose performance tracks the performance of an issuer (e.g., single stock ETF) or a Security that derives its value from the value of an issuer (e.g., futures, options, forwards, and swaps) listed on the Firm’s Restricted List. The Restricted List is not published for Access Persons to review, but all preclearance requests for Securities, issuers or underlying issuers of which a Security tracks or derives its performance that are currently on the Firm’s Restricted List will be rejected, regardless of trading size.
The Firm may place an issuer or Security on the Restricted List at any time without prior notice to Access Persons. Therefore, Access Persons or Related Persons who obtain Securities of an issuer that is later placed on the Restricted List may be “frozen in,” or
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prohibited from disposing of such Securities, until the issuer has been removed from the Restricted List.
The Firm understands that Access Persons recently joining the Firm as a new employee (“New Hire”), or their Related Persons, may be financially disadvantaged by being restricted from liquidating holdings of a Security of an issuer included on the Firm’s Restricted List (“Restricted List Security”). Therefore, under limited conditions and prior to their start date (i.e., the first day in which the New Hire begins working in their position with the Firm), a New Hire may request to place a liquidating trade in a Restricted List Security. As New Hires will not have access to the Restricted List prior to their start date, New Hires must provide any potential securities to be liquidated to the Compliance Department, and Compliance will respond as to whether the issuers of such securities are on the Restricted List. The request to liquidate must be made by New Hires prior to their start date by completing the “Request to Place a Liquidating Trade in a Potential Restricted Security” form, which can be obtained from Compliance. Compliance will review each request on a case-by-case basis and approve or deny the request, assessing all available and relevant information. If approved, specific conditions will be placed on the transaction (e.g., requirement to liquidate all shares within a certain number of days of the approval and prior to their start date).

2.Front Running
Front running is the illegal practice of trading in a Security based on advance non-public information. A personal trade in Securities (“Personal Securities Trade”), based on material nonpublic information or with advance knowledge of an anticipated Advisory Client trade in the Security contemplated for personal trading, is prohibited. Unless specifically permitted within this Code and excluding Exempt Securities, no Access Person or Related Person may execute a Personal Securities Trade in a Non-Managed Account in a Reportable Security if CIM Advisor (on behalf of its Advisory Clients):
has a pending buy or sell order in the same specific security;
has bought or sold the same specific security within five (5) business days before or after the Access Person or Related Person’s potential Personal Securities Trade; or
is considering a purchase or sale of the same specific security in the next five (5) business days. CIM Advisor is deemed to be considering a purchase or sale when a recommendation to purchase or sell a security has been made known, and/or communicated by the Investment Department.

3.Trades by Access Persons Serving on Company Boards
Companies for which Access Persons serve on the board of directors may permit members of its board of directors to purchase or sell stock based on a predetermined schedule (such as a Rule 10b5-1 Plan2) that is approved by the company (“Predetermined Schedule”). Personal Securities Trades made in accordance with a Predetermined Schedule by Access Persons who serve on the board of directors of such companies are exempt from the restriction against trading in Securities added to the Restricted List after the adoption of the
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Predetermined Schedule, however such Predetermined Schedules must be provided to the Compliance Department prior to any transaction conducted pursuant to the relevant Predetermined Schedule. Such transactions are also subject to the reporting requirements set forth in Section B Preclearance and Reporting Requirements. Further, purchases and sales of Securities by such company’s directors during an established trading window may be permitted with prior notice to, and at the discretion of a Compliance Officer.

4.Personal Trades Through CIM Advisor’s Trading Desk
No Personal Securities Trades may be affected through CIM Advisor’s trading employees, if applicable.

5.Brokerage for Personal or Family Benefit
Access Persons may not, for direct or indirect personal or Related Persons benefit, execute a trade with a broker by using the influence (actual or implied) of CIM Advisor or any Access Persons influence (actual or implied) with CIM Advisor.

6.Short Sale Transactions
Access Persons and Related Persons may not enter into short sale transactions or any transaction that has the same economic effect (e.g., inverse single stock ETF, short common stock, purchase a put option, or sell a naked call option) on any Security of an issuer for which a position is held long by an Advisory Client.
Before Access Persons or Related Persons make a short sale transaction, Access Persons must submit a preclearance trade request through the Firm’s compliance portal to engage in a short transaction of a Security.

7. 5% of a Publicly Traded Company
Access Persons are required to report to a Compliance Officer, via the Firm’s compliance portal, any ownership exceeding 5% of a class of equity securities of a publicly traded company that they or their Related Persons have a beneficial interest in.

D . REQUIREMENTS OF RACR DISINTERESTED DIRECTORS
The Recordkeeping, Reporting, and Statement of Restrictions provisions listed above (except those in Section II(C)(5-6) do not apply to any RACR Director who is not an interested person of RACR within the meaning of Section 2(a)(19) of the 40 Act (“Disinterested Directors”), except as the following describes. A Disinterested Director need only report a transaction if, at the time of a Personal Securities Trade in a Reportable Security, the Disinterested Director knew,or, in the ordinary course of fulfilling their duties as a director, should have known that during the fifteen (15) day period immediately preceding or after the date of the transaction, RACR purchased or sold the Security or the Security was Being Considered for Purchase or Sale by RACR or CIM Advisor.
2 A Rule 10b5-1 plan is a written plan for trading Securities that is designed in accordance with Rule 10b5-1(c). Any person executing pre-planned transactions pursuant to a Rule 10b5-1 plan that was established in good faith at a time when that person was unaware of material nonpublic information has an affirmative defense against accusations of insider trading, even if actual trades made pursuant to the plan are executed at a time when the individual may be aware of material nonpublic information.
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3INSIDE INFORMATION POLICY

A.INTRODUCTION
The prohibitions against insider trading set forth in the federal securities laws play an essential role in maintaining the fairness, health, and integrity of our markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that client trust and confidence are not compromised in any way. Consistent with these principles, CIM Advisor forbids any Supervised Person from:
trading Securities of an issuer for the Firm, any Advisory Client, or any account in which a Supervised Person has a Beneficial Interest, if that Supervised Person is “aware” of material and nonpublic information (“MNPI” or “Inside Information”) concerning an issuer; or
communicating MNPI to others in violation of the law. This conduct is frequently referred to as “tipping.” This policy applies to all Supervised Persons and extends to activities within and outside of each Supervised Person’s duties at CIM Advisor or with RACR.
“Insider trading” generally refers to improper trading in Securities on the basis of MNPI (whether or not the person trading is an insider). A person is generally deemed to trade on the basis of MNPI if that person is aware of MNPI when making the purchase or sale, regardless of whether the person specifically relied on the information in making an investment decision. It is generally understood that the law prohibits trading by an insider on the basis of MNPI about the Security or issuer. To be held liable under the law, the person trading generally must violate a duty of trust or confidence owed directly, indirectly, or derivatively to the issuer of that Security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information (e.g., an employer). This includes trading in a Security based on advance non-public information on an anticipated Advisory Client trade in the Security contemplated for personal trading, known as “front running”. The law also prohibits the communication of MNPI to others and provides for penalties and punitive damages against the “tipper” even if they do not gain personally from the improper trading.

B.KEY TERMS
1.What is a “Security”?
The Exchange Act, which covers insider trading, defines “Security” very broadly to include most types of financial instruments except bank debt.3 Accordingly, although CIM Advisor generally does not invest in assets that would constitute Securities under the Exchange Act, from time to time, Advisory Clients may invest in such Securities, or invest in non-security
3 Note that, for most purposes, evidences of indebtedness are treated as securities for securities law purposes; insider trading prohibitions are an exception to this general rule. See the definition of Securities in Appendix C of the Regulatory Compliance Manual for further information

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investments of companies that also issue such Securities. Supervised Persons are prohibited from trading in any Securities that may be associated with such an Investment, either for an Advisory Client or themselves, if the information obtained would be material with respect to the transaction. This would also include indirect participation in such a transaction; for example, by participating in an Investment Committee meeting in which a decision regarding such securities was being considered.4

2.Who is an Insider?
The concept of an “Insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, investment advisers (such as CIM Advisor) and the employees of such organizations. CIM Advisor may become a temporary insider by signing a confidentiality agreement or by accessing material nonpublic information of a public issuer via a virtual data site.

3.What is Material Information?
Trading on inside information is not a basis for liability unless the information is deemed material. “Material” information generally is defined as information in which there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions, or information that could reasonably be expected to have a substantial effect on the price of a company’s Securities.

Among other things, the following types of information are generally regarded as material:
dividend or earnings announcements
write-downs or write-offs of assets
additions to reserves for bad debts or contingent liabilities expansion or curtailment of company or major division operations merger, joint venture announcements
new product/service/marketing announcements
new supplier/manufacturing/production announcements

4 Although trading in “non-Security” assets, such as loans, on the basis of nonpublic information is not prohibited by federal securities laws, such trading may be prohibited by fiduciary obligations, other federal or state statutes, or contractual obligations such as confidentiality agreements. The Compliance Department maintains a list of companies (the Compliance Officer Approval List) in which Advisory Clients may not transact without Compliance Officer pre- approval. Please refer to the Confidentiality Policy for more information.

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material charge/impairment announcements
senior management changes
changes in control
material restatement of previously issued financial statements discovery or research developments
criminal indictments and civil and government investigations, litigations and/or settlements pending labor disputes
debt service or liquidity problems
bankruptcy or insolvency problems
tender offers, stock repurchase plans,etc.
recapitalizations

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

4.What is Nonpublic Information?
Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, or other publications of general circulation would be considered public. Supervised Persons should seek specific guidance from a Compliance Officer in situations where information concerning an issuer or its affiliated entities (e.g., subsidiaries) may not have been made available to the investment community generally but was made available to a group of institutional investors.

5.Contacts with Companies
From time to time, Supervised Persons may meet with members of senior management at publicly traded companies associated with a current or prospective investment/deal. Although rare, Supervised Persons may also participate in ad hoc creditors’ committees for public companies or issuers of publicly traded debt exploring restructuring options. CIM Advisor may make investment decisions on the basis of the Firm’s conclusions formed through such interactions and analysis of publicly available information regarding foreign and U.S. companies. Difficult legal issues arise when, during these interactions, a Supervised Person becomes aware of MNPI about those companies. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to a Supervised
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Person, a broker or a securities analyst; or if an investor relations representative makes a selective disclosure of adverse news to a handful of of investors; or, in the case of creditors’ committees, if the advisors or consultants engaged by the public company or public debt issuer inadvertently disclose MNPI to Supervised Persons through their participation in the committee. In such situations, Supervised Persons should immediately contact a Compliance Officer if they believe that they may have received MNPI about a publicly traded company.

6.Tender Offers
Tender offers raise heightened concerns in the law of insider trading for two reasons. First, tender offer activity often produces gyrations in the price of the target company’s Securities. Trading during this time is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of MNPI regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Supervised Persons should exercise caution any time they become aware of nonpublic information relating to a tender offer.

7.Shadow Trading
Shadow Trading occurs when a Supervised Person possesses MNPI, regarding a company, and trades in the securities of another company that is “economically linked” to the company for which that Supervised Person has MNPI. “Economically Linked” is the concept that MNPI about one issuer could likely affect the price of the securities of another issuer due to being in the same sector, employing the same service providers, being subject to the same cybersecurity failings, etc. that are in the same sector or subsector in predictable ways. An SEC insider trading case, claiming a defendant engaged in impermissible insider trading through shadow trading, was upheld in a court case in April 2024, see SEC v. Matthew Panuwat. Supervised Persons should be aware that the SEC considers shadow trading to be insider trading and ensure they do not engage in transactions in Economically Linked securities while in possession of MNPI about a different, closely correlated issuer (securities of companies in the same industry).
Example: A Supervised Person obtains MNPI regarding Southwest Airlines’ discovery of a significant defect in its Boeing 737 planes, which is expected to cause its stock price to decline once that news is made available to the public. The Supervised Person then uses that information to short Alaska Airlines’ stock, as Alaska Airlines also primarily utilizes Boeing 737’s in their fleet and its stock is likely to be affected in the same way. Alaska and Southwest are in the same sector and would be considered Economically Linked.

8.Penalties for Insider Trading
Penalties for trading on or inappropriately communicating MNPI are severe, both for the individuals involved and their employers. A person can be subject to some or all of the penalties below, even if they do not personally benefit from the violations. Penalties include:
civil injunctions;

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disgorgement of profits;
punitive damages (i.e., fines for the person who committed the violation of up to three (3) times the profit gained, or loss avoided, irrespective of whether the person actually benefited personally);
felony convictions which include possible jail sentences; and
fines and sanctions against the employer or other controlling person.

C.INSIDE INFORMATION PROCEDURES
The following procedures have been established to assist Supervised Persons in avoiding insider trading, and to aid CIM Advisor in preventing, detecting and imposing sanctions for insider trading. The following procedures should be read in conjunction with other policies set forth in this Code, and in the Compliance Policies.

1.Identifying MNPI
Before trading in the Securities of a company about which they may have potential MNPI, Supervised Persons should ask themselves the following questions:
Is the information material? Is this information that an investor would consider important in making his or her investment decisions (e.g., whether the investor should buy, sell or hold a Security)? Is this information that would substantially affect the market price of the Securities if generally disclosed?
Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, Bloomberg, or other publications of general circulation? Remember that information that has been communicated to a relatively large group of sophisticated investors does not by itself mean that the information is public (e.g., large group of potential bank debt investors during an invitation only meeting).

2.Restricting Access to MNPI
Care should be taken so that MNPI is secure. For example, files containing MNPI should be sealed or locked; access to computer files containing MNPI should be restricted. As a general matter, materials containing such information should not be removed from the Firm’s premises and, if they are, appropriate measures should be maintained to protect the materials from loss or disclosure. Among other things, Supervised Persons should:

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distribute materials containing MNPI only on a “need-to-know” basis;
take care so that telephone conversations cannot be overheard when discussing matters involving MNPI (e.g., speaker telephones should generally be used in a way so that outsiders who might be in CIM Advisor’s offices are not inadvertently exposed to this information);
limit access to offices and conference rooms when these rooms contain MNPI; and
not leave materials containing MNPI displayed on the computer screen when they leave their computers unattended.

3.Review and Dissemination of Certain Investment Related Information
As part of its consideration of Investments in certain types of non-Securities (e.g., real assets), the Firm may enter into confidentiality agreements with third parties that could have implications for the Firm’s compliance with federal securities laws. Those agreements may sometimes contain so-called “stand-still” provisions, which specifically restrict the Firm’s activity in identified Investments, but more typically simply raise the possibility that nonpublic information may be disclosed to the recipient and seek the receiving party’s acknowledgment of that understanding and agreement not to disclose any material nonpublic or other confidential information transmitted. The procedures for executing confidentiality agreements are set forth in the Firm’s Confidentiality Policy. Many potential counterparties or their agents specifically require that potential investors sign a confidentiality agreement before they will be provided access to investment-related information. Because of the importance of our policies regarding access to and use of confidential information, confidentiality agreements may only be reviewed, negotiated and executed as set forth in the Firm’s Confidentiality Policy.

4.Determination of Materiality
Given the unique asset classes in which CIM Advisor typically invests, Supervised Persons may receive detailed information about a Security that may not be otherwise readily available to the investing public. The issue of “materiality” and the ultimate determination as to whether the information provided rises to the level of MNPI should not be made independently by a Supervised Person. Rather, the employee should contact the Compliance Department to conduct a materiality assessment and an informed determination may be made. Unless otherwise determined by the Compliance Department in consultation with CIM’s Investment Department employees and outside legal counsel, as appropriate, information received about a publicly-traded Security that is not readily available to the investing public shall be deemed to be and treated as material.

5.Use of Expert Networks
While it is permissible to utilize Expert Networks, which provide information, advice, analysis,

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market expertise or industry experience for use in the diligence process of a potential investment, formulating investment views or ongoing oversight of current investments, CIM Advisor must be particularly sensitive about the information that these Expert Networks provide. Accordingly, CIM Advisor has adopted an Expert Network Policy which governs the contact and interaction with Expert Networks and requires Supervised Persons to submit a preclearance request and obtain preapproval from Compliance before engaging an Expert Network. CIM Advisor’s Expert Networks Policy is hereby incorporated into this Code by reference. Those Supervised Persons who have been approved to use Expert Networks are required to fully comply with all policies, procedures, certifications, and training requirements associated with the Expert Networks Policy, and any instance of non-compliance will likely constitute a violation of this Code.

6.Value-Add Investors
Certain investors, who are affiliated with public companies, can pose additional risk for Supervised Persons’ exposure to MNPI. The SEC has coined the term “value-add investors” (“VAI”) to refer to these types of investors. VAIs are investors with whom CIM has direct contact (i.e., those investors from whom CIM has directly solicited or is currently soliciting investment and not investors who have invested with CIM through an unaffiliated broker-dealer or registered investment adviser) who are:
Public company executives, officers, directors, or corporate insiders who may possess or have access to MNPI due to their position; or
Executives, principals or portfolio managers at investment firms such as hedge funds, investment advisers, broker-dealers, or investment banks who may possess or have access to MNPI due to the nature of their position.
If you become aware of a current or prospective investor that could be considered a VAI or have questions regarding this policy, please contact the Compliance Department.

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4GIFTS, ENTERTAINMENT AND POLITICAL ACTIVITY

A.INTRODUCTION
CIM Advisor attempts to minimize any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.

B.GIFTS AND ENTERTAINMENT POLICY
One possible area of fiduciary concern relates to providing or receiving, meals, gifts, entertainment or anything of value from third parties with which CIM Advisor or its Advisory Clients do business, including joint business partners, service providers and current and prospective clients (collectively “Outside Parties” and each an “Outside Party”).
Supervised Persons are prohibited from soliciting anything of value from Outside Parties, unless pre-approved by Compliance in writing. Further, no Supervised Person may give or receive any gift, meal or entertainment that could or is intended to influence decision-making or to make a person beholden, in any way, to another person or company that seeks to do or is currently doing business with the Firm. Lavish or luxurious gifts and entertainment, and gifts and entertainment that are received or provided on a frequent basis, are generally deemed to meet this standard and, unless a Compliance Officer indicates otherwise, are prohibited. In addition, depending upon a Supervised Person’s responsibilities, specific regulatory requirements may dictate the types and extent of gifts and entertainment that Supervised Persons may give or receive. The Firm is committed to competing solely on the merit of its products and services, and Supervised Persons should avoid any actions that create a perception that favorable treatment of Outside Parties by the Firm was sought, received or given in exchange for a particular decision or action.

1.Gifts

1.1Giving Business Gifts
Supervised Persons who offer a gift to an Outside Party must be sure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Firm. In addition, Supervised Persons may never use personal funds or resources to do something that cannot be done with Firm resources. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other items of value. Generally Supervised Persons are prohibited from giving gifts of cash, cash equivalents, such as gift cards and gift certificates, and securities to Outside Parties, unless it has been precleared and preapproved in accordance with an Incentive Program, as outlined below. Giving gift cards or gift certificates outside of an Incentive Program may be permitted on a case-by-case basis; however, Supervised Persons must first submit a preclearance request and obtain preapproval via the Firm’s compliance portal. This policy does not prohibit the provision of occasional or nominal non-cash gift items, such as holiday gifts, to Outside Parties so long as the amount provided by a

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Supervised Person to any one recipient over a calendar year does not exceed $250. Once the aggregate amount proposed to be provided by Supervised Persons to any one recipient during one calendar year exceeds $250, that Supervised Person must submit a preclearance request and obtain preapproval via the Firm’s compliance portal.

Further, anything of value (e.g., gifts and entertainment including food and beverages, among other things) to be provided to Public Officials requires preclearance approval via the Firm's compliance portal. Please refer to Section 3 below.

1.2Receiving Business Gifts
Supervised Persons must not obtain any material personal benefits or favors because of their position with the Firm. Supervised Persons decisions on behalf of the Firm must be free from undue influence. Soliciting gifts from Outside Parties is strictly prohibited. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other items of value. Supervised Persons are prohibited from receiving gifts of cash, cash equivalents such as gift cards and gift certificates and securities from Outside Parties. This policy does not prohibit the receipt of occasional or nominal non-cash gift items, such as holiday gifts, so long as the amount received by a Supervised Person from any one source over a calendar year does not exceed $250. Any gift that will cause the total received by that Supervised Person from a single source to exceed $250 for the calendar year, and any additional gift thereafter received during the calendar year, requires preclearance by Compliance. Also, one of the following actions will generally be required: return the gift, donate the gift to charity or to CIM for a corporate raffle or keep the gift and write a check to charity for the difference between the fair market value of the gift and $250. Such requests should be submitted via the Firm’s compliance portal.
Gifts in any amount received by Supervised Persons from an Outside Party, except for gifts of nominal value, such as logo items, including pens, notepads, coffee mugs and baseball caps, must be disclosed in the Firm’s compliance portal at the time of receipt.

2.Entertainment
The gift policies above are not intended to prohibit the acceptance or provision of non- extravagant entertainment that facilitates the handling of the Firm’s business. Business entertainment (e.g., concerts, exhibitions, or sporting events, where the person providing the entertainment is present), that is not frequent or “lavish” and does not influence the selection of vendors or other Outside Parties, is acceptable. Entertainment received by a Supervised Person where the outside party providing the entertainment is not in attendance the event is considered a “gift.” From time to time, an employee may have the opportunity to invite a guest to a business entertainment event hosted by an Outside Party, the guest’s ticket is considered a “gift” for the purposes of this Policy.
Supervised Persons may not provide or accept extravagant or excessive entertainment to or from an Outside Party. Any entertainment that a Supervised Person reasonably expects to exceed $1000 in market value per person must be approved in advance by a Compliance Officer. Also, if the entertainment given by Supervised Persons is part of an

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entertainment program (e.g., purchasing season box seats, where multiple events are scheduled over multiple dates, for multiple Outside Parties), and although the market value per person may be below the $1000 limit, these programs must also be approved in advance by a Compliance Officer. Further, entertainment of any value to be provided to Public Officials requires preclearance and preapproval from Compliance. Such requests should be submitted via the Firm’s compliance portal.
Entertainment of any value, received by Supervised Persons, must be disclosed in the Firm’s compliance portal. The disclosure should be made within a reasonable amount of time (e.g., 30 days) from the date of participating in such entertainment.

2.1Business Meals
Generally, Supervised Persons may share food and beverages (meals) with Outside Parties in the ordinary course of business. Meals received by Supervised Persons from Outside Parties should not exceed $250 per person per meal, unless preapproved by Compliance. Meals provided by Supervised Persons to Outside Parties are generally permissible and should also not exceed $250 per person per meal, unless preapproved by Compliance. No food or beverage should be provided to Public Officials without preclearance and preapproval by Compliance.

2.2Travel and Lodging
Employees may occasionally be invited to conferences or other events by Outside Parties which include an offer of travel and/or lodging. Employees must contact a Compliance Officer to obtain approval prior to accepting the travel and/or lodging. Requests to accept travel or lodging that appear to be extravagant or frequent in nature are generally prohibited.

2.3Property-Sponsored Incentive Programs
Certain CIM departments, such as Property Management and Real Estate Services, may wish to periodically initiate property-sponsored incentive programs, in which CIM provides incentives, such as gift cards and other items of value, to those providing a referral, leasing brokers, etc. (“Incentive Programs”). While permissible, such Incentive Programs are subject to certain preclearance and/or disclosure requirements. Incentive Programs that include the offering of gift cards, gift certificates, items exceeding $250 or entertainment exceeding $1000 per recipient, must be precleared and preapproved by the department head, or their designee, and a Compliance Officer. Requests should be submitted via the Firm’s compliance portal. Note, entertainment provided, in which you, the host, do not attend, is subject to the $250 per person limit. Departments must refrain from offering or providing any incentives to recipients of such Incentive Programs upon receipt of any communication from the recipient’s firm prohibiting such incentives.

2.4Tenant Incentive Programs
From time to time, properties may initiate Tenant Incentive Programs, whereby the property provides incentives to tenants (e.g., de minimis gift cards for signing up on the property’s

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app, referring a prospective tenant to the property). Items given as part of a Tenant Incentive Program do not need to be submitted in the compliance portal; however, any Tenant Inventive Program that creates a known or potential conflict should be discussed with the Compliance Department, as necessary, prior to implementation of such program.

3.Giving Gifts, Entertainment and Meals to Public Officials
Specific requirements and restrictions apply regarding the offering of gifts and entertainment (including any food and beverages) to “Public Officials”, including foreign and domestic government officials and employees (for example, employees of pension plans, sovereign wealth funds, and state-owned businesses) and can vary depending on the governmental branch/body, state or other jurisdiction. For example, many government pension plans place strict limits on the value of any meal provided by a service provider, such as the Firm, to the pension plans’ employees. Certain jurisdictions even ban service providers from providing anything of value to their public employees, including promotional items of nominal value. Penalties for violating these gift laws can range from monetary fines to disqualification from RFP participation and rescindment of existing investment mandates. Private unions are subject to Department of Labor gift rules and regulations, and service providers, such as the Firm, must comply with prescribed limits and reporting requirements when providing gifts and entertainment (including any food and beverages) to union employees. Accordingly, it is against Firm policy to offer or give gifts, entertainment (including any food and beverages), or anything of value to government or union officials or employees unless the regulations applicable to that individual permit acceptance of such items. Further, Supervised Persons are required to obtain preclearance from a Compliance Officer to offer or give anything of value, including nominal items or snacks, to Public Officials or employees. Such requests for prior approval should be submitted via the Firm’s compliance portal.
If you plan to contact a Public Official for the first time in order to solicit business or to request that any action or decision, be made by a Public Official or its affiliated public body, you may need to register as a lobbyist. Many states and other local jurisdictions have enacted lobbying laws that can vary in how they define “lobbying” and registration as a “lobbyist” is required. Further, in the event that you are required to register as a lobbyist, you will likely be subject to lower gift and entertainment limits. Accordingly, you should contact Compliance for further guidance prior to initial contact with Public Officials.
If you are unsure of applicable laws, rules, and regulations with respect to providing gifts, or entertainment (including any food or beverages) to Public Officials or union officials or employees in any circumstance, you should consult with a Compliance Officer.
For purposes of this Code, “Public Official” means any person who is employed full- or part- time by a government, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns, and villages or by independent agencies, state-owned businesses, state-controlled businesses or public academic institutions. In certain cases, providing a payment or thing of value to a person known to be an immediate family member or close associate of a Public Official or a charity associated with a Public Official may be the equivalent of providing a thing of value to the Public Official directly.

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4.Receiving Gifts or Entertainment from Securities Brokers
Traders and other investment professionals, with the ability to influence broker selection with respect to trading in Securities, are prohibited from receiving meals over $250 and gifts or entertainment of any value from an employee of such brokers without submitting a preclearance request and receiving preapproval from Compliance. Such request for pre- approval should be submitted via the Firm’s compliance portal.

5.Charitable Contributions
The following charitable contributions require preclearance by a Compliance Officer:
5.1Charitable contributions by CIM corporate.
Such contributions may be permissible only with the approval of Marketing and Communications and, depending on the contribution amount, Finance. The Compliance Officer will consult with, and request approvals from, Marketing and Communications and Finance, as applicable, upon receipt of a preclearance request submitted through the Firm’s compliance portal.
5.2Charitable contributions by CIM funds, separately managed accounts, and investments or properties.
Such contributions generally must, at a minimum: (1) provide a direct benefit to the contributing entity (e.g., property name is displayed at an event or in the event’s brochure, the contribution is for community improvements where the property is located); (2) require the preliminary approval of the relevant Investment Lead; and 3) be consistent with the contributing entity’s governing documents. If the proposed contribution amount exceeds the entity’s applicable budget, the Oversight Principal must also approve the contribution prior to submitting a preclearance request through the Firm’s compliance portal.
5.3Charitable contributions by an employee, at the request or for the benefit of a Public Official or a Public Official’s immediate family member or close associate.
Such contributions may be permissible only if the Compliance Officer can reasonably conclude that the contribution is lawful, ethical and in compliance with the policies and standards under this Code.
In all cases, unless an exception has been granted by a Compliance Officer, the beneficiary of the contribution must be an organization formed under section 501(c)(3) of the U.S. Internal Revenue Code or is otherwise operating exclusively as a non- profit civic charity that is not involved in any political or lobbying activity. Further, such contributions should never be used as bribes (i.e., to improperly influence or reward any action or decision for CIM’s benefit).

5.4 Charitable contributions of an in-kind Reportable Security by a Supervised Person or their Related Persons.
Such contributions are considered personal investment transactions that must follow the Personal Investment Policy and must be pre-cleared through the Firm’s compliance portal.
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C.POLITICAL ACTIVITY POLICY

1.Introduction
Under Rule 206(4)-5 of the Advisers Act, the SEC, along with certain states, municipalities, and public pension plans, have adopted regulations limiting or completely disqualifying investment advisers from providing services to, or accepting placements from, a government entity if certain political contributions are made or solicited by the Firm, certain of its Supervised Persons (i.e. covered associates), or, in some instances, a covered associate’s Related Persons. Under these “pay to play” regulations, a single prohibited political contribution to a candidate or officeholder, political party, political action committee or other political organization at practically every level of government (including local, state and federal) may preclude the Firm from providing services to, or accepting placements from, the applicable government entity and may compel the firm to repay compensation received by the Firm for such services or placements.
CIM Advisor and its Affiliates (other than natural persons, as provided below) generally do not make or solicit contributions in any amount to any federal, state, county or local political campaign, candidate or officeholder, or any political organization (e.g., political party committee and political action committee). As such, Supervised Persons are prohibited from making or soliciting contributions in the name of or on behalf of CIM Advisor and/or its Affiliates; unless otherwise approved by the Compliance Department and a member of Senior Management.

2.Preclearance Requirements
You must obtain prior approval from a Compliance Officer in the event that you or your Related Person(s) wish to engage in any Political Activity. Political Activity, for the purpose of this Policy, is defined as monetary or in-kind campaign contributions to, or for the benefit of, any government official, candidate running for office, political party or legislative leadership, politically active non-profit, ballot measure committee or PAC as well as the solicitation and coordination of campaign contributions. Volunteering for a campaign that does not include solicitation or coordination of campaign contributions does not require preclearance.
Any Supervised Person and their Related Persons wishing to engage in Political Activity must submit a Political Activity preclearance request through the Firm’s compliance portal, and such submission must include all pertinent information related to the proposed activity, including, but not limited to, the individual wishing to contribute, amount of the contribution, the name of the intended recipient, the nature of the recipient’s candidacy, whether the proposed recipient holds an existing political office (whether local, state or federal), and whether the Supervised Person (or Related Person, where applicable) is legally entitled to vote for the proposed recipient. Because of the serious nature of the sanctions applicable to a pay to play violation, requests to engage in Political Activity for candidates seeking election to state and local offices will generally be limited, depending on whether a Supervised Person is legally entitled to vote for the candidate. As such, requests to donate to state or local candidates and officials may be approved up to $350, where the Supervised Person is legally entitled to vote for the candidate and is limited to $150 or less, where a Supervised Person is not legally entitled to vote for the candidate or where the relevant jurisdiction imposes more

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restrictive limits. Once approved, Supervised Persons and/or their Related Persons (as applicable) must make the contribution within 60 days of the approval date, unless otherwise noted by Compliance. If the Political Activity is not completed within this time frame, a new preclearance request must be submitted. In addition, if the proposed Political Activity is a monetary contribution, Supervised Persons are responsible for ensuring that the contribution is made solely towards the political campaign or candidate for which it is approved.
The Firm expects that Supervised Persons will explain the importance of compliance with this policy to their Related Persons and ensure their clear understanding of the obligation to follow these requirements. Moreover, the applicable laws in this area are complex and a trap for the unwary -- Supervised Persons should not attempt to decide for themselves whether a Political Activity is prohibited or permissible. Supervised Persons are responsible for complying with and tracking their own Political Activity limits.

3.Restricted Developer Ordinance No. 186477
In addition to the preclearance restrictions noted above, certain CIM employees are prohibited from making political contributions to Los Angeles City Officials ("Prohibited Persons"). For the purposes of this Ordinance, Prohibited Persons include, but are not limited to, all employees in the Development department subject to this Code of Ethics, and certain owners, officers, and representatives of entities for which CIM is seeking entitlement applications from the City of Los Angeles. The Compliance and Development departments maintain a list of all Prohibited Persons and monitor such list, as necessary.

4.Indirect Violations
The pay-to-play laws also prohibit actions taken indirectly that the Firm or its Supervised Persons could not take directly without violating the law. For example, it is improper and unlawful to provide funds to a third party (such as a consultant or attorney) with the understanding that the third party will use such funds to make an otherwise prohibited contribution. Such indirect violations may trigger disqualification of the Firm and result in other sanctions, including possible criminal penalties. If any Supervised Person learns of facts and circumstances suggesting a possible indirect violation, that Supervised Persons must report such facts and circumstances to a Compliance Officer immediately.

5.Periodic Disclosure
In order to ensure compliance with this policy, Supervised Persons must submit via the Firm’s compliance portal an initial disclosure and certification setting forth all of their Political Activity for the previous two (2) years or confirming that no such contributions have been made, prior to and at commencement of employment and/or first becoming a Supervised Person. Supervised Persons are also required to disclose and to certify all political activity in which they or their Related Persons have engaged on a quarterly basis.

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5OUTSIDE AFFILIATIONS POLICY

A.OUTSIDE BUSINESS ACTIVITIES
From time to time, Supervised Persons may be asked and/or desire to own, work for or serve as a general partner, managing member, consultant, employee or representative of an outside organization (e.g., an organization unaffiliated with CIM Advisor), for or without compensation, all of which are considered “Outside Business Activities.” These organizations may include, but are not limited to, public or private corporations, family offices, endowments, and foundations.
In addition, Outside Business Activities may include a Supervised Person’s personal publications regarding real estate, infrastructure or investments, or a Supervised Person’s personal use of social media for actual or intended monetary benefit. Examples of such publications or social media include, but are not limited to, printed articles, weblogs, video logs, YouTube, X, Instagram, and TikTok.
Outside Business Activities may create potential conflicts of interest and/or provide access to material nonpublic information. In order for the Compliance Department to address these potential issues, Supervised Persons must obtain prior approval from their supervisor and a Compliance Officer to engage in Outside Business Activities. Approval should be requested through the Firm’s compliance portal.
Prior approval is generally not required to assume positions with charitable and other non- profit organizations or civic and trade associations. However, you must obtain prior approval from your supervisor and a Compliance Officer if 1) your position entails a directorship or officer role, 2) your responsibilities will include the provision of investment advice, such as participation on the investment committee of a non-profit organization, or 3) the organization is a client or business partner of the Firm or its Affiliates.

B.DIRECTOR AND OFFICER POSITIONS
In other instances, Supervised Persons may be asked or desire to serve as a director or officer, with or without compensation, for organizations unaffiliated with the Firm and its Affiliates (“Outside Director and Officer Positions”). Separately, Supervised Persons may be asked to serve as a director or officer, with or without compensation, for organizations that are affiliated with the Firm or its Affiliates (“Affiliated Director and Officer Positions”). As a prospective board member or officer, it is critical that you coordinate with the Compliance Department to ensure that potential conflicts of interest are addressed and special measures are taken to handle and maintain the confidentiality of any information that you may obtain in your new position.

1.Outside Positions
As such, in the event that you wish to assume an Outside Director and Officer Position, you

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must obtain prior approval from your supervisor and a Compliance Officer. Outside Director and Officer Positions will be approved only if any associated conflicts of interest and risks, actual or apparent, can be satisfactorily mitigated or resolved. Please note, however, you are not required to seek pre-approval or provide disclosure to serve as a board member or officer of a personal residential organization, such as a homeowner’s association or coop board, or an entity formed for personal estate planning purposes.

2.Affiliated Positions
If you are assuming an Affiliated Director and Officer Position, you must only disclose your new position to the Compliance Department and in a timely manner. However, you are not required to preclear or disclose director and officer positions with holding companies, or “pass-through” entities affiliated with CIM, its Funds or the Funds’ underlying assets.
Preclearance requests and disclosures should be made through the Firm’s compliance portal.

C.EMPLOYEE RELATIONSHIPS
The Firm needs to be aware of relationships maintained by Supervised Persons with third parties that may create the potential for conflicts of interest. The Firm uses this information to assess the need to prohibit certain Supervised Persons from handling matters where such a conflict exists or institute mitigating controls surrounding the levels of business activity or contract negotiations where a relationship posing a conflict has been identified. This may include situations where a Supervised Person’s Related Person is: 1) a director, a senior management executive or an owner of more than 5% of a public company, 2) employed or engaged by a company with which the Firm is conducting or may conduct business, and such Related Person is in a position to make decisions with respect to such business or is directly involved with the relationship with the Firm (e.g., a law firm, real estate broker or general contractor), or 3) employed with or serving in an office of a state or local government entity (e.g., city retirement system, state office, public university), in which the Related Person has the authority, directly or indirectly, to affect the entity’s current or prospective relationship with the Firm. Such relationships should be disclosed using the Firm’s compliance portal.
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6ANTI-CORRUPTION POLICY

The purpose of the CIM Anti-Corruption Policy is to ensure compliance by the Firm and its employees with applicable anti-bribery laws. As such, the Policy prohibits CIM employees from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through Third Parties) of any amount of money or anything of value to any Public Official or Private Sector Counterparty (defined below), including a person actually known to be an immediate family member of such parties, in order to improperly influence or reward any action or decision by such person for CIM’s benefit.
Neither funds from CIM nor funds from any other source may be used to make any such payment or gift on behalf of or for CIM’s benefit.

A.INTERACTION WITH PUBLIC OFFICIALS
The U.S. Foreign Corrupt Practices Act (also referred to as the “FCPA”) is a U.S. federal law that prohibits the bribery of foreign officials also referred to as Public Officials, directly or indirectly, by any individual, business entity or employee of any such entity for the purpose of obtaining or retaining business and/or gaining an unfair advantage.
“Public Official”, for purposes of this Policy, includes any person who is employed full- or part- time by a government, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns, and villages or by independent agencies, state-owned businesses, state-controlled businesses, or public academic institutions. This would include, for example, employees of sovereign wealth funds, government-sponsored pension plans (i.e., pension plans for the benefit of government employees), heads of state, lower-level employees of state-controlled businesses and government-sponsored university endowments. “Public Official,” also includes political party officials and candidates for political office. For example, a campaign contribution is the equivalent of a payment to a Public Official under the FCPA. In certain cases, providing a payment or thing of value to a person actually known to be an immediate family member of a Public Official or a charity associated with a Public Official may be the equivalent of providing a thing of value to the Public Official directly.
Under the FCPA, the employees of public international organizations, such as the African and Asian Development Banks, the European Union, the International Monetary Fund, the United Nations and the Organization of American States, are considered Public Officials.
In April 2010, the United Kingdom, passed its own anti-bribery law, the Bribery Act 2010 (the “Bribery Act”). However, the law went further than the FCPA, prohibiting not only bribery of “foreign public officials” but also the bribery of private parties. Further, the Bribery Act, unlike the FCPA, prohibits “passive” bribery or the acceptance of bribes, in addition to “active” bribery, or giving a bribe.

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The CIM Anti-Corruption Policy is applicable to all CIM employees, regardless of their country of citizenship or residency. Although the FCPA and the Bribery Act are the principal anti-bribery statutes applicable to CIM and its employees worldwide, CIM and its employees are also subject to the applicable anti- bribery laws of all jurisdictions in which they do business and any jurisdictions involved in CIM’s cross-border transactions. CIM employees who are not U.S. or U.K. citizens, or residents may also be subject to anti-bribery laws of their country of citizenship or residency.
Prior to transacting business (including merger and acquisition transactions and the retention of certain third parties) outside the U.S. or U.K., you should consult with the CIM Advisor’s Chief Compliance Officer (“CCO”) or Chief Legal Officer (“CLO”) or local counsel to obtain the applicable policies, requirements, and procedures pertinent to complying with the applicable anti-bribery laws of such jurisdictions.

B.INTERACTION WITH PRIVATE SECTOR COUNTERPARTY REPRESENTATIVES
CIM employees should be sensitive to anti-corruption issues in their dealings directly or indirectly, with Private Sector Counterparty Representatives. A Private Sector Counterparty Representative is an owner, employee, or representative of a private entity, such as a partnership or corporation, with which CIM is conducting or seeking to conduct business. Individuals affiliated with current and prospective clients, joint venture partners and service providers in such a capacity are all Private Sector Counterparty Representatives.
Bribery concerns may arise in connection with your day-to-day interactions with Private Sector Counterparty Representatives, regarding, for example, the offering of investment opportunities or the solicitation of CIM business by service providers. It is important to be mindful of the anti- bribery laws and to avoid any action that may give the appearance of bribery in your dealings with such individuals. While you may engage in the exchange of gifts, meals, and entertainment with Private Sector Counterparty Representatives in the normal and routine course of business, it is important that you adhere to this Policy and to the Gifts and Entertainment Policy found in Section 4.B of this Code.

C.RETENTION OF CERTAIN THIRD PARTIES
Payments by CIM to Third Parties raise special concerns under the FCPA and Bribery Act. A “Third Party” is defined as any consultant, investor, joint venture partner, local partner, broker, agent or other third party retained or to be retained by CIM for purposes of dealing with a Public Official or a Private Sector Counterparty Representative on behalf of CIM or where the contemplated services are likely to involve business-related interactions with a Public Official or Private Sector Counterparty Representative on behalf of CIM. Because of the risk that a Third Party may seek to secure business for CIM or its properties through violations of the FCPA or Bribery Act and that CIM or such controlled Portfolio Companies may be subject to liability under the FCPA or Bribery Act as a result, any agreement with a Third Party that is engaged to do business with CIM is subject to specific due diligence and contractual requirements to assure compliance with the CIM Anti-Corruption Policy.

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D.PRECLEARANCE, PREAPPROVAL, REPORTING, DUE DILIGENCE, AND CONTRACTUAL REQUIREMENTS
Unless otherwise authorized by a Compliance Officer, you are required to adhere to the following policies and procedures, designed to facilitate your compliance with applicable anti- bribery laws.
You must submit a preclearance request and obtain preapproval for the following types of expenses and contributions:
Gifts and entertainment, including food and beverage, travel, lodging, or anything else of value provided to a Public Official or a person known to be an immediate family member or guest of a Public Official
Charitable contributions made on behalf of CIM and/or its Affiliates, including CIM properties
Charitable contributions made in an individual capacity at the request of or for the benefit of a Public Official
Any political contributions
Preclearance requests should be submitted via the Firm’s compliance portal.

E.REPORTING OBLIGATIONS
On a quarterly basis, you must certify to all previously approved and/or disclosed political contributions, charitable contributions, items to Public Officials and all gifts and entertainment received, as specified above. Certification must be made via the Firm’s compliance portal.

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7ACCEPTABLE USE POLICY

CIM’s Information Technology Acceptable Use Policy is hereby incorporated into this Code by reference. Supervised Persons are required to fully comply with all policies, procedures and certification, and training requirements associated with IT’s Acceptable Use Policy, and any instance of non-compliance will likely constitute a violation of this Code.

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8WHISTLEBLOWER POLICY

A.WHISTLEBLOWER HOTLINE
Effective whistleblowing mechanisms to mitigate bribery and corruption issues are a key feature in our commitment to a high level of integrity and ethics.
If you become aware of any violations or suspected violations of applicable laws, rules, regulations or this Whistleblower Policy, you must promptly report them. Reports may be made openly, confidentially or anonymously with respect to (i) any questionable accounting, internal accounting controls or auditing matters; (ii) non-compliance with applicable legal and regulatory requirements or this Policy; (iii) ESG-related concerns or violations; or (iv) retaliation against employees and other persons who make, in good faith, allegations of (a) questionable accounting, internal accounting controls or auditing matters or (b) non-compliance with applicable legal or regulatory requirements or this Policy.
As part of this Policy, we have established a third-party confidential hotline with EthicsPoint. This hotline enables you and external parties, including our suppliers and vendors, to confidentially, and anonymously if preferred, report any actual or suspected violation(s).
Although we encourage you to report any concerns or problems you may have to your supervisor, there may be times where you may not feel comfortable voicing these concerns or problems to them. If you desire or need to report a violation or misconduct, you can do so by either calling the EthicsPoint hotline or by logging into their website. The reporting information is listed below.

1.Toll free hotline: 1-855-832-5558
2.Website: https://secure.ethicspoint.com

The reports should be factual rather than speculative or conclusory and should contain as much specific information as possible to allow for proper assessment. In addition, all reports should contain sufficient corroborating information to support the commencement of an investigation, including, for example, the names of individuals suspected of violations, the relevant facts of the violations, how the person became aware of the violations, any steps previously taken by the person, who may be harmed or affected by the violations and, to the extent possible, an estimate of the misreporting or losses as a result of the violations.
No Retaliation
CIM will not retaliate, or allow retaliation, toward anyone who reports an actual or suspected violation by any means, including with a government or regulatory authority. Complaints of retaliation will be investigated promptly, and those who are found to have retaliated because

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of the report of an actual or suspected violation will be subject to appropriate disciplinary action, up to and including termination. None of the Firm’s policies should be interpreted as preventing you from reporting an actual or suspected violation by any means, including to a government, regulatory authority, or law enforcement agency. However, notwithstanding the above, in disclosing information to a government, regulatory authority, or law enforcement agency, you are not permitted to disclose any attorney-client communication and/or trade secret information of the Firm unless otherwise required by law.

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APPENDIX A
DEFINITIONS

The capitalized and bolded terms below have the given definitions for purposes of the Code:

1.“Access Person” with respect to CIM Advisor means (a) any Supervised Person who (i) has access to nonpublic information regarding any Advisory Client’s purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Advisory Client (including RACR); or (ii) is involved in making Securities recommendations to Advisory Clients (including RACR), or has access to such recommendations that are nonpublic; and (b) all directors, officers and partners of CIM Advisor.5 For purposes of this Code, all Supervised Persons are considered Access Persons of CIM Advisor. “Access Person” with respect to RACR means (a) all Access Person of CIM Advisor; (b) all RACR directors, officers, and general partners.

2.“Account” means: (i) the personal Securities account of an Access Person or the account of any Related Person in which Reportable Securities may be held or transacted; (ii) any such Securities account for which any Access Person serves as custodian, trustee, or otherwise acts in a fiduciary capacity or with respect to which an Access Person either has authority to make investment decisions or from time to time makes investment recommendations; and (iii) any such Securities account of any person, partnership, joint venture, trust or other entity in which an Access Person or their Related Person has Beneficial Ownership or other Beneficial Interest.

3.“Advisory Client” means any individual, group of individuals, partnership, trust, company or other investment fund entity for whom CIM Advisor acts as investment adviser or whom CIM Advisor has solicited to act as an investment adviser within the past six (6) months. For the avoidance of doubt, Advisory Clients include public and private investment funds, including commingled funds and single investor funds (“Funds”) and managed accounts

5 Compliance may require that certain directors, officers, members, or employees of an Affiliate of CIM Advisor comply with the Code and any other compliance policies of CIM Advisor and consider such persons to be Supervised Persons and, if applicable, Access Persons, of CIM Advisor, if a Compliance determines that such persons perform services for CIM Advisor, through any staffing or similar agreement such that such persons would otherwise meet the definition of Supervised Persons and, if applicable, Access Persons, of CIM Advisor if such persons were directors, officers, members, or employees of CIM Advisor. Compliance will maintain a list of all such persons and whether each such person constitutes a Supervised Person, Access Person or both, and will notify each such person of the relevant requirements. The majority of CIM Advisor’s Supervised Persons and Access Persons are employees of CIM Advisor, but others are employees of CIM Group, LP.

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managed by CIM Advisor, but do not include the underlying individual investors in such funds (“Investors”), although certain protections afforded Advisory Clients pursuant to this Code and the Compliance Policies do extend to Investors through Rule 206(4)-8 of the Advisers Act.6

4.“Affiliate” means any company, partnership or other entity that is controlled by or under common control with CIM Advisor.

5.“Affiliated Securities” means any fund or vehicle for which CIM Advisor or any Affiliate acts as investment adviser or underwriter, (e.g. CMCT, RACR, CMFT, OCCI, OFS Capital Corporation).

6.“Approved Broker” means a broker-dealer to which the Compliance Department has visibility via the Firm’s compliance portal.

7.A Security is “Being Considered for Purchase” when a recommendation to purchase the Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. In all cases, a Security which has been recommended for purchase pursuant to an Investment Committee memorandum, presentation, due diligence package or other formal Investment Committee recommendation shall be deemed to be a Security Being Considered for Purchase.

8.“Beneficial Interest” means an interest whereby a person can, directly or indirectly, control the disposition of a Security or derive a monetary, pecuniary, or other right or benefit from the purchase, sale, or ownership of a Security (e.g., interest payments or dividends).

9.“Beneficial Ownership” of a Security or account means, consistent with Section 16 of the Exchange Act and Rule 16a-1(a)(2) thereunder, ownership of Securities or Securities accounts, by or for the benefit of a person or their Related Persons. Beneficial Ownership specifically includes any Security or account in which the Access Person or any Related Person holds a direct or indirect Beneficial Interest or retains voting power (or the ability to direct such a vote) or investment power (which includes the power to acquire or dispose of, or the ability to direct the acquisition or disposition of, a Security or Securities accounts), directly or indirectly (e.g., by exercising a power of attorney or otherwise).
6 Rule 206(4)-8 of the Advisers Act prohibits advisers of pooled investment vehicles from making false or misleading statement to, or otherwise defrauding investors or prospective investors in those pooled vehicles.

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10.“CIM Group” means CIM Group, LLC, together with its Affiliates.

11.“Client Securities List” is the list of public issuers for which a position is held long by the Firm’s Advisory Clients.

12.“Compliance Department” is comprised of the CCO, Deputy CCO, VP(s) of Compliance, Compliance Manager(s), Senior Compliance Analysts, or any such designee, as applicable.

13.“Compliance Due Date” is the date by which any assigned compliance training and/or reporting is due for completion.

14.“Compliance Officer” means the CCO and/or any designee from the Compliance Department.

15.“Diversified ETF” for purposes of this Code means an exchange-traded fund (“ETF”) in which no single underlying issuer represents 20% or more of the ETF’s total assets

16.“Exempt Security” is any Security that falls into any of the following categories: (i) shares issued by open-end mutual funds, except Affiliated Securities; (ii) shares issued by money market funds; (iii) College Direct Savings Plans (e.g., 529 College Savings Program, etc.); (iv) shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds (so long as such funds are not Affiliated Securities); (v) bankers’ acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other Securities issued/guaranteed by the U.S. Government, its agencies, or instrumentalities (e.g., FNMA, GNMA).

17.“Expert Networks” are defined as entities that refer paid industry professionals (“Experts”), such as physicians, academics, industry professionals and scientists, who have specialized knowledge of and experience in certain sectors, industries, products and fields, to third parties (such as investment and securities firms) for a fee. Such Experts provide information, advice, analysis, market expertise or industry experience for use in the diligence process of a potential investment, formulating investment views or ongoing oversight of current investments. Expert Networks maintain a database of, and/or conduct specialized searches for, Experts relevant to a specific inquiry submitted by a client (e.g., an investment professional) and then connect such selected Experts to the client, usually via a phone call.

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18.“Fund” has the meaning set forth under the term Advisory Client.

19.“ICO” means initial coin offering.

20.“Investment” means any real asset, interest in real asset, infrastructure project, interest in an infrastructure project, equity or debt holding, cash management instrument, or other asset being considered for purchase or sale by or on behalf of an Advisory Client for investment purposes, whether or not such investment constitutes a Security.

21.“Investor” has the meaning set forth under the term Advisory Client.

22.“IPO” means initial public offering.

23.“Managed Accounts” means Accounts that are controlled or invested on a fully discretionary basis by a third party, such as an investment adviser or broker.

24.“Non-Managed Account” means Accounts controlled or invested by the Access Person or their Related Persons in which Reportable Securities may be held.

25.“Outside Party” and “Outside Parties” means third parties with which CIM Advisor or its Advisory Clients do business, including joint business partners, service providers, and current and prospective clients.

26.“Personal Securities Trade” means a trade in a Security in which an Access Person or a Related Person has a Beneficial Ownership or other Beneficial Interest.

27.“Political Activity” means monetary or in-kind campaign contributions to, or for the benefit of, any government official, candidate running for office, political party or legislative leadership, politically active non-profit, ballot measure committee or PAC as well as the solicitation and coordination of campaign contributions.

28.“Portfolio Investment” means any Investment in which an Advisory Client holds an interest.

29.“Predetermined Schedule” has the meaning set forth in the Code.

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30.“Private Placement” means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505, or rule 506 thereunder.

31.“Private Sector Counterparty Representative” means an owner, employee or representative of a private entity, such as a partnership or corporation, with which CIM is conducting or seeking to conduct business.

32.“Public Official” includes any person who is employed full- or part-time by a government, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state- controlled businesses or public academic institutions. This would include, for example, employees of sovereign wealth funds, government-sponsored pension plans (i.e. pension plans for the benefit of government employees), heads of state, lower level employees of state-controlled businesses and government-sponsored university endowments. “Public Official,” also includes political party officials and candidates for political office.

33.“RACR” means CIM Real Assets & Credit Fund.

34.“RACR Director” means a member of RACR’s Board of Directors.

35.“Related Person” means the spouse, domestic partner, child, parent, sibling or other relative (whether related by blood, marriage or otherwise) of an Access Person and/or Supervised Person, who either resides with, or is financially dependent upon, the Access Person/Supervised Person, or whose investments are controlled by the Access Person/Supervised Person.

36.“Reportable Security” means any Affiliated Securities, note, stock, treasury stock, bond, debenture, ETF, evidence of indebtedness7, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting trust certificate, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof), or a put, call, straddle, option or privilege, entered into on a national securities exchange relating to foreign currency, or in general, any interest or

7 Note that, for most purposes, evidences of indebtedness are treated as “Securities” for securities law purposes; insider trading prohibitions are an exception to this general rule.

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instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, in which an Access Person or a Related Person has a Beneficial Ownership or other Beneficial Interest except for an Exempt Security. ICOs are generally considered Reportable Securities and may be subject to the same restrictions as an IPO. Tokenized securities are viewed as a Reportable Security. NFTs may be considered Reportable Securities depending on the underlying asset (please consult with Compliance).

37.“Restricted List” means a list of issuers or Securities and/or issuers maintained by the Firm in which Access Persons are generally prohibited from investing.

38.“Security” or “Securities” means, except as set forth below, any note, stock, treasury stock, bond, debenture, ETFs, evidence of indebtedness7, certificate of interest or participation in any profit- sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or a put, call, straddle, option or privilege, entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of the Inside Information Policy of the Code of Ethics, “Security” means any note, stock, treasury stock, security future, security-based swap, bond, debenture, certificate of interest or participation in any profit-sharing agreement or in any oil, gas, or other mineral royalty or lease, any collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any instrument commonly known as a “security”; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, or warrant or right to subscribe to or purchase, any of the foregoing; but shall not include currency or any note, draft, bill of exchange, or banker's acceptance which has a maturity at the time of issuance of not exceeding nine months, exclusive of days of grace, or any renewal thereof the maturity of which is likewise limited.

39.“Senior Management” means each of Richard Ressler, Avi Shemesh, and Shaul Kuba.

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40.“Supervised Person” means any director, officer, member, or employee (or other person occupying a similar status or performing similar functions) of CIM Advisor, or any other person who provides investment advice with regard to Securities recommendations to CIM Advisor’s Advisory Clients and is subject to the supervision and control of CIM Advisor.8

8 CIM Advisor’s definition of “Supervised Person” for purposes of subjecting individuals to the Code may be more inclusive in some cases from the Advisers Act’s definition of supervised person. A Compliance Officer may require that certain directors, officers, members, consultants, contractors or employees of an Affiliate of CIM Advisor comply with the Code and any other compliance policies of CIM Advisor and consider such persons to be Supervised Persons and, if applicable, Access Persons, of CIM Advisor, if a Compliance Officer determines that such persons perform services for CIM Advisor. The Compliance Officer will maintain a list of all such persons and whether each such person constitutes a Supervised Person, Access Person or both, and will notify each such person of the relevant requirements. The majority of CIM Advisor’s Supervised Persons and Access Persons are employees of CIM Group, LP. Certain other employees of CIM Group, LP provide services to CIM Advisor but are considered Non-Supervised Persons, as defined in CIM Advisor’s full Compliance Manual.

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